Exhibit 99.1

Galectin Therapeutics Announces Update on Financing Activities and Cash of $32.3 Million

Norcross, GA (January 10, 2014) – Galectin Therapeutics Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins to treat fibrosis and cancer, today announced that it had sold, from October 28, 2013 through January 9, 2014, a total of 2,391,204 shares of common stock at an average price per share of $9.99 for total gross proceeds of $23,883,137 through its at-the-market (ATM) financing vehicle. The Company entered into an ATM financing arrangement with MLV & Co. LLC (“MLV”) in October 2013, which provides it the opportunity to sell up to $30 million in registered shares into the open market through MLV from time-to-time under its effective shelf registration. After commissions, the Company received $23,164,712 in net proceeds. The intended use of the net proceeds is to finance the Company’s planned Phase 2 program for GR-MD-02 after completion of the Phase 1 clinical trial and for general corporate purposes. The Company currently has approximately $32.3 million in cash, and there are approximately 20.7 million shares of our common stock outstanding.

About Galectin Therapeutics

Galectin Therapeutics (Nasdaq:GALT) is developing promising carbohydrate-based therapies for the treatment of fibrotic liver disease and cancer based on the Company’s unique understanding of galectin proteins, key mediators of biologic function. We are leveraging extensive scientific and development expertise as well as established relationships with external sources to achieve cost effective and efficient development. We are pursuing a clear development pathway to clinical enhancement and commercialization for our lead compounds in liver fibrosis and cancer. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on our current expectations and are subject to factors and uncertainties which could cause actual results to differ materially from those described in the statements. These statements include those regarding the anticipated use of proceeds of its cash. Factors that could cause our actual performance to differ materially from those discussed in the forward-looking statements include, among others, completion of the Phase 1 clinical trial and successful commencement of a Phase 2 trial in the future. Future clinical studies may not begin or produce positive results in a timely fashion, if at all, and could prove time consuming and costly. Plans regarding development, approval and marketing of any of our drugs are subject to change at any time based on the changing needs of our company as determined by management and regulatory agencies. Regardless of the results of current or future studies, we may be unsuccessful in developing partnerships with other companies or obtaining capital that would allow us to further develop and/or fund any studies or trials. To date, we have incurred operating losses since our inception, and our ability to successfully develop and market drugs may be impacted by our ability to manage costs and finance our continuing operations. For a discussion of additional factors impacting our business, see our Annual Report on Form 10-K for the year ended December 31, 2012, and our subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause our views to change, we disclaim any obligation to update forward-looking statements.

CONTACT: Galectin Therapeutics Inc.

Peter G. Traber, MD, 678-620-3186

President, CEO, & CMO

ir@galectintherapeutics.com